Exhibit 10.1

Year 2014

Annual
Management Incentive
Program

(Executive Officers Only)

USG Corporation

PURPOSE

To enhance USG Corporation's ability to attract, motivate, reward and retain key employees of the Corporation and its operating subsidiaries and to align management's interests with those of the Corporation's stockholders by providing incentive award opportunities to managers who make a measurable contribution to the Corporation’s business objectives.

INTRODUCTION

This Annual Management Incentive Program (the “Program”) is in effect from January 1, 2014 through December 31, 2014.

ELIGIBILITY

Individuals eligible for participation in this Program are the Corporation’s executive officers. This Program is executive officers only.

GOALS

For the 2014 Annual Management Incentive Program, Consolidated Net Earnings and consolidated, subsidiary and profit center Focus Targets will be determined by the USG Board of Directors after review by the Compensation and Organization Committee of the USG Board of Directors (the “Committee”) . The Committee will consider recommendations submitted from management of USG Corporation.

AWARD VALUES

For this Program, position target incentive values are based on level of accountability and are expressed as a percent of approved annualized salary. Resulting award opportunities represent a fully competitive incentive opportunity for 100% (target) achievement of goals:

Position Title or Salary Reference Point	Position Target Incentive
Chairman, President & Chief Executive Officer, USG Corporation	115%
Executive Vice President & Chief Financial Officer, USG Corporation Executive Vice President & Chief Operating Officer, USG Corporation	75%
Executive Vice President & General Counsel, USG Corporation	70%
Senior Vice President; President & CEO, L & W Supply Corp Senior Vice President and Chief Technology Officer, USG Corporation Senior Vice President; President, USG International	60%
Senior Vice President, Human Resources and Communications, USG Corporation Senior Vice President Business Development and Operational Services, USG Corporation	50%
Vice President and Associate General Counsel, USG Corporation Vice President, Compensation, Benefits, and Corporate Services, USG Corporation	45%

AWARDS

Incentive awards for all participants in this Program will be reviewed and approved by the Committee. For all participants, the annual incentive award par opportunity is the annualized salary approved by March 31, 2014 that is in effect on March 1, 2014 multiplied by the applicable position target incentive value percent.

Incentive awards for 2014 will be based on a combination of the following elements:

I.	CONSOLIDATED NET EARNINGS: 50% OF INCENTIVE

Consolidated Net Earnings will be as reported on the Corporation’s year-end financial statements with adjustments for significant non-operational charges. Such adjustments will be defined by March 31, 2014 and have in the past been for Fresh Start Accounting, asbestos, restructuring charges, bankruptcy expenses and the cumulative impact of new accounting pronouncements. For all participants, this portion of the award represents 50% of the incentive par. This portion of the award will be paid once threshold is met. The maximum award for this segment is capped at two times par. Straight line interpolation will be used to determine points between par and minimum or maximum.
For each executive officer, (i) their individual Net Earnings par shall be determined by March 31, 2014, and (ii) their individual factors shall be determined by March 31, 2014. Notwithstanding the prior sentence nor any other provision in this Program, each executive officer’s factor may be decreased, but not increased, due to changes in the total Program and Other Program par after March 31, including, but not limited to, changes triggered by the addition or removal of a participant from the Program or the Other Program or changes in any participant’s Net Earnings par.

II.	FOCUS TARGETS: 50% OF INCENTIVE

Focus Targets will be measurable, verifiable and derived from the formal strategic planning process. For 2014, Focus Targets are expected to include North American Operations and L&W Gross Profit and USG Boral JV Adjusted Net Earnings, Wallboard Cost, and SG&A or other operational priorities. The Focus Targets will be determined by March 31, 2014. The award adjustment factor for this segment will range from 0.5 (after achieving a minimum threshold performance level) to 2.0 for maximum attainment.

The weighting on any individual Focus Target generally will be in 5% increments and not be less than 10%.The weighting of all assigned Focus Targets will equal 50% of the individual’s total par.

PAYOUT CRITERIA

No awards will be paid under this Program unless the Corporation’s annual adjusted operating profit for 2014 is positive as calculated net of all expenses associated with all incentive programs. Positive annual adjusted operating profit is defined as calendar year gross profit less overhead expenses and before other special items that are included within operating profit/loss as reflected on the consolidated statement of operations. Special items include litigation settlement income/expense, restructuring and long-lived asset impairment charges, goodwill and other intangible asset impairment charges, unusual or non-recurring items, and changes in accounting principles.

The maximum payment to a participant is two times the participant’s par value amount. No payments will be made beyond this two times maximum payment level.

WEIGHTINGS OF PROGRAM ELEMENTS

All Corporate Officer participants in this Program, including the most senior executives, will have the same overall weightings of 50% on Consolidated Net Earnings and 50% on Focus Targets.

GENERAL PROVISIONS

1.	If the Board, or an appropriate committee thereof, has determined that any fraud or intentional misconduct by an executive officer was a significant contributing factor to the Corporation having to restate all or a portion of its financial statement(s), the Board or committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud or intentional misconduct. The Board may, to the extent permitted by applicable law, require reimbursement of any award under this Program paid to the executive officer after January 1, 2014, if and to the extent that a) the amount of the award was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, b) the executive officer engaged in any fraud or intentional misconduct that caused or contributed to the need for the restatement, and c) the amount of the compensation that would have been awarded to the executive officer under this Program had the financial results been properly reported would have been lower than the amount actually awarded. The remedy specified herein shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Corporation. If this paragraph 1 is held invalid, unenforceable or otherwise illegal, the remainder of this Program shall be deemed to be unenforceable due to a failure of consideration, and the executive officer’s rights to any incentive compensation that would otherwise be awarded under this Program shall be forfeited.

In order to be entitled to an award of compensation under this Program, an executive officer must execute a written acknowledgement that such award shall be subject to the terms and conditions of this paragraph 1.

2.
The Committee reserves the right to adjust award amounts under this Program down based on its assessment of the Corporation’s overall performance relative to market conditions, provided, however, in no event may the Committee adjust an award under this Program upward.

3.
The Committee shall review and approve the awards recommended eligible participants in this Program. The Committee shall submit to the Board of Directors, for its ratification, a report of the awards for all eligible participants approved by the Committee in accordance with the provisions of the Program.

4.
The Committee shall have full power to make the rules and regulations with respect to the determination of achievement of goals and the distribution of awards. No awards will be made until the Committee has certified financial achievements and applicable awards in writing.

5.
The judgment of the Committee in construing this Program or any provisions thereof, or in making any decision hereunder, shall be final and conclusive and binding upon all employees of the Corporation and its subsidiaries whether or not selected as beneficiaries hereunder, and their heirs, executors, personal representatives and assignees.

6.
Nothing herein contained shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers, and the Board of Directors or committees thereof, to change the duties or the character of employment of any employee of the Corporation or to remove the individual from the employment of the Corporation at any time, all of which rights and powers are expressly reserved.

The awards made to employees shall become a liability of the Corporation or the appropriate subsidiary as of December 31 of the year earned and all payments to be made hereunder will be made as soon as practicable, but in any event before two and one half months after December 31 of the year earned, after said awards have been approved by the Committee.

ADMINISTRATIVE GUIDELINES

1.
Award values will be based on annualized salary in effect on March 1, 2014 for each qualifying participant. Any change in duties, dimensions or responsibilities of a current position resulting in an increase or decrease in salary range reference point or market rate will result in a pro-rata incentive award. Respective reference points, target incentive values or goals will be applied based on the actual number of full months of service at each position.

2.
No award is to be paid to any participant who is not a regular full-time employee, or a part time employee as approved by the Senior Vice President, Human Resources and Communications, USG Corporation, in good standing at the end of the calendar year to which the award applies. However, if an eligible participant with three (3) or more months of active service in the Program year subsequently retires, becomes disabled, dies, is discharged from the employment of the Company without cause, or is on an approved unpaid leave, the participant (or beneficiary) may be recommended for an award which would otherwise be payable based on goal achievement, prorated for the actual months of active service during the year.

3.
Employees participating in any other incentive or bonus program of the Corporation or a Subsidiary who are transferred during the year to a position covered by this Program will be eligible to receive a potential award prorated for actual full months of service in the two positions with the respective incentive program and target incentive values to apply.

4.
In the event of transfer of an employee from an assignment which does not qualify for participation in any incentive or bonus plan to a position covered by this Program, the employee is eligible to participate in this Program with any potential award prorated for the actual months of service in the position covered by this Program during the year. A minimum of three months of service in the eligible position is required.

5.
Participation during the current Program year for individuals employed from outside the Corporation is possible with any award to be prorated for actual full months of service in the eligible position. A minimum of three full months of eligible service is required for award consideration.

6.	Exceptions to established administrative guidelines can only be made by the Committee.